UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2015

DIGITALGLOBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 West 120th Avenue

Westminster, Colorado 80234

(Address of principal executive offices, including zip code)

(303) 684-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On December 21, 2015, DigitalGlobe, Inc. (the “Company”) entered into an Amendment No. 1 the “Amendment”) to its existing Credit and Guaranty Agreement dated as of January 31, 2013 (the “Existing Credit Agreement”; and as amended and restated by the Amendment, the “Amended Credit Agreement”), among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the other agents party thereto.

The Amendment provides for, among other things, (a) a 1.00% increase to the applicable margin of the term loans provided under the Amended Credit Agreement (the “Term Loans”), which applicable margin will increase by additional 0.50% while the corporate rating of the Company is B1 or lower from Moody’s Investors Service, Inc. or B+ or lower from Standard & Poor’s, (b) modifications to the definition of “Available Amount” to conform the definition to the available amount permitted under the Company’s indenture governing its 5.25% senior notes due 2021, which amount may be used by the Company to make certain restricted junior payments and investments under the Amended Credit Agreement, (c) modifications to the definition of “ECF Percentage” to increase the leverage threshold for which mandatory prepayments from excess cash flow are required, and (d) 1% call protection for Term Loans for twelve months from the effective date of the Amendment with respect to certain repricing transactions.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITALGLOBE, INC.

		By:	/s/ Daniel L. Jablonsky
Date:	December 21, 2015	Name:	Daniel L. Jablonsky
		Title:	Senior Vice President, General Counsel and Corporate Secretary